Exhibit 10.3

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

DATED                                4 March 2016

(1)       ISIS INNOVATION LIMITED

and

(2)       VACCITECH LIMITED

LICENCE OF TECHNOLOGY
(ISIS PROJECT Nos. [***])

THIS AGREEMENT is made on                                                              4 March 2016

BETWEEN:

(1)	ISIS INNOVATION LIMITED (Company No. 2199542) whose registered office is at University Offices, Wellington Square, Oxford OX1 2JD, England ("Isis"); and

(2)	VACCITECH LIMITED (Company No. 9973585) whose registered office is at The Weston Library, Broad Street, Oxford, Oxfordshire, OX1 3BG (the "Licensee").

BACKGROUND:

(A)	The Licensed Technology is connected with Isis Projects [***] 'Adenovirus long promoter', [***] 'Universal influenza vaccine', [***] 'Poxvirus expression system', [***] 'Adenovirus vaccine vectors' ('ChAdOx1' & 'ChAdOx2') and Isis clinical data projects [***] 'Phase I MVA NP+M1', [***] 'MVA-NP+M1 Phase Ila challenge study', [***] 'MVA-NP+M1 Phase I in adults over 50', [***] 'MVA NP+M1 plus TIV Phase I', [***] 'ChAdOx1-NP+Ml Phase I' & [***] 'Phase I ChAdOx1 NP+M1 and MVA NP+M1 in heterologous prime-boost'.

(B)	The Licensee wishes to acquire a licence to the Licensed Technology in order to develop products in the area of influenza vaccines, cancer vaccines, varicella zoster vaccines and Middle East Respiratory Syndrome ("MERS") vaccines and Isis is willing to license the Licensed Technology to the Licensee, on the terms of this agreement.

AGREEMENT:

1.	Interpretation

In this agreement (including its Schedules), any reference to a "clause" or "Schedule" is a reference to a clause of this agreement or a schedule to this agreement, as the case may be. Words and expressions used in this agreement have the meaning set out in Schedule 1.

2.	Grant of Licence

2.1	In consideration of the payments required to be made under this agreement by the Licensee, Isis grants to the Licensee a licence in the Territory in respect of the Licensed Technology to develop, make, have made, use and have used and Market the Licensed Product subject to the terms and conditions of this agreement. Subject to clause 5, the Licence in respect of:

2.1.1	the Licensed Intellectual Property is :

(a)	in relation to Applications 1 and 2 (i) exclusive in the Field and (ii) non-exclusive in all other fields excluding veterinary applications (apart from MERS);

(b)	in relation to Application 3 exclusive in all fields excluding veterinary applications;

(c)	in relation to use of ChAdOx1 vector under Application 4 (i) exclusive in the Field and (ii) non-exclusive in all other fields excluding veterinary applications (apart from MERS) and the ChAdOx1 Excluded Fields provided that in the event that the Licensee fails to meet its diligence obligations under clause 10, as determined in accordance with this agreement, with regard to:

(i)	vaccines for MERS, including but not limited to the initiation of manufacture of GMP grade vaccine for MERS by 31 December 2016, the licence in respect of vaccine for MERS only will automatically become non-exclusive in all fields excluding the ChAdOx1 Excluded Fields; and

(ii)	vaccines for varicella zoster, including but not limited to the initiation of manufacture of GMP grade vaccine for varicella zoster by 1 September 2017 (or 1 March 2017 where grant funding has been raised for the Licensee to manufacture GMP grade vaccine for MERS), the licence in respect of vaccines for varicella zoster only will automatically become non-exclusive in all fields excluding the ChAdOx1 Excluded Fields and further, if by 1 September 2018, the Licensee has not initiated manufacture of GMP grade vaccine for varicella zoster that non-exclusive licence in respect of vaccines for varicella zoster will terminate;

(d)	in relation to use of the ChAdOx2 vector under Application 4 non-exclusive in all fields with the exclusion of all veterinary applications (apart from MERS) and the ChAdOx2 Excluded Fields.

2.1.2	the Clinical Data is exclusive in the Field; and

2.1.3	the Licensed Know-how is exclusive in the Field except in respect of Licensed Know-how relating to the ChAdOx2 Vector which is non-exclusive.

2.2	Except in respect of the ChAdOx2 Vector and in respect of the ChAdOx1 Vector with regard to vaccines for MERS and varicella zoster where the Licensee fails to meet its diligence obligations under clause 10, as determined in accordance with this agreement (including, without limitation, clause 2.1.1(c)), Isis will not grant a licence in the Field to any third parties with respect to the Licensed Know-how.

2.3	The Licensee may grant sub-licences with the prior written consent of Isis, such consent not to be unreasonably withheld, conditioned or delayed, provided that:

(a)	the sub-licensee has obligations to the Licensee commensurate with those which the Licensee has to Isis under this agreement, except the financial terms hereof or where it is not legally possible to include such obligations in the sub-licence;

(b)	the nature of the proposed sub-licensee is not likely in Isis's reasonable opinion to have any detrimental impact on the reputation of either Isis or of the University;

(c)	the sub-licensee has sufficient financial resources to develop and Market the Licensed Product (it being acknowledged and agreed that if the sub-licensee is a publicly-listed company with a market capitalisation equal to or in excess of [***] it will be considered to have sufficient financial resources to develop and Market the Licensed Product);

(d)	as soon as reasonably practicable following the grant of each sub-licence, the Licensee provides a certified copy of that sub-licence to Isis;

(e)	the sub-licensee enters into a Deed of Covenant with the Licensor in the form set out in Schedule 4;

(f)	Isis will be deemed to have consented to a sub-licence within [***]of receipt of such written request by the Licensee to grant a sub-licence, provided it has not refused consent or requested reasonable further time or information to consider the request within such [***] period; and

(g)	no sub-licence will carry any right to sub-sub-license.

2.4	Notwithstanding clause 2.3, no prior written consent from Isis will be required for sub-licences if:

(a)	the sub-licensee or an Affiliate of the sub-licensee, at the time of entering into a new sub-licence, is already a licensee or a sub-licensee of the Licensee in respect of all or part of the Licensed Technology; or

(b)	the sub-licensee is a subsidiary or an Affiliate of the Licensee;

provided always that the sub-licence complies with provisions (a), (d) and (e) of clause 2.3.

2.5	A decision by Isis not to give prior written consent under clause 2.3(b) or (c) shall be accompanied by a written description of the reasons for such disapproval, and the parties shall promptly (within [***]) discuss the reasons Isis has given and the Licensee may challenge such reasons.

3.	Materials and Clinical Data

3.1	Subject to clause 2.1 and the remainder of this clause 3, as between Isis and the Licensee the Materials and Clinical Data will remain the legal property of Isis and as at the date of this agreement the Materials and Clinical Data are held by the University.

3.2	During the term of this agreement, the Licensee will have the right to access and use the Materials at the University, upon giving Isis [***] written notice, in the quantities set out in Schedule 2 to develop, make, have made, use and have used and Market the Licensed Product in accordance with the Licence. Upon the Licensee's prior written instruction, Isis will, at the Licensee's cost, deliver the Materials in the quantities set out in Schedule 2 to such address as notified by the Licensee within [***] of the Licensee's prior written instruction for the Licensee to use for the aforementioned purposes. Subject to the rights retained by the University to use the Materials for Non-Commercial Use, the Licensee's right to use the Materials will be exclusive in the Field save:

3.2.1	in respect of the ChAdOx2 Vector the rights will be non-exclusive and subject to the terms of the ATCC MTA;

3.2.2	in respect of the ChAdOx1 5T4 master seed bank and the MVA 5T4 non-GMP stock the rights will be subject to any access rights to which consortium members may be entitled under the terms of the FP7 Consortium and Funding Agreements; and Isis will not grant access to or allow a third party to use any of the Materials in the Field except in relation to the ChAdOx2 Vector.

3.3	With regard to clause 3.2.1 and the ATCC MTA, Isis will use all reasonable endeavours to promptly agree a licence with ATCC to ensure that Isis can supply to the Licensee the ChAdOx2 non-GMP stock (Isis ref: [***]) under the ATCC MTA for commercial use and in order to Market Licensed Products.

3.4	The Licensee will have the right to access, use and reproduce the Clinical Data in accordance with the Licence. The Licensee will give Isis at least [***] notice to access the Clinical Data. Upon the Licensee's prior written instruction, Isis will, at the Licensee's cost, deliver copies of the Clinical Data to such address as notified by the Licensee within [***] of the Licensee's prior written instruction for the Licensee to use to develop, make, have made, use and have used and Market the Licensed Product in accordance with the Licence.

4.	Improvements

4.1	The Licensed Technology covered by the Licence in clause 2 includes Inventor Improvements. Isis will communicate in writing to the Licensee within a reasonable time, and in any event [***] of becoming aware of the same, all Inventor Improvements.

4.2	The Licensee acknowledges and agrees that all Intellectual Property Rights in Inventor Improvements belong to Isis.

4.3	The Licensee will communicate in writing to Isis within [***] of intended publication all Licensee Improvements.

4.4	Isis acknowledges and agrees that all Intellectual Property Rights in the Licensee Improvements belong to the Licensee.

5.	Rights re Non-Commercial Use

5.1	The Licensee grants Isis an irrevocable, perpetual, royalty-free licence to grant the University and those persons who at any time work or have worked on the Licensed Technology the licence set out in clause 5.2.

5.2	Isis has granted and, in respect of Licensee Improvements, will grant, to the University and those persons who at any time work or have worked on the Licensed Technology a non- transferable, irrevocable, perpetual, royalty-free licence to use and publish the Licensed Technology and the Licensee Improvements for Non-Commercial Use.

5.3	Where the University wishes to submit a publication including Licensee Improvements, Isis shall procure that the University will use all reasonable endeavours to submit such draft publication to the Licensee in writing not less than [***] in advance of the submission for publication. The Licensee may make a written request to the University to delay submission for publication if, in the Licensee's reasonable opinion, such delay is necessary in order to seek patent or similar protection for the Licensee Improvements. A delay imposed on submission for publication as a result of a written request made by the Licensee shall not last longer than is necessary to seek required protection; and therefore shall not exceed [***] from the date of receipt of the written request to delay submission for publication by the Licensee, although Isis will procure that the University will not unreasonably refuse a request from the Licensee for additional delay in the event that Intellectual Property Rights would otherwise be lost. Notification of the requirement for delay in submission for publication must be received by the University within [***] after the receipt of the notice of intention to publish by the Licensee, failing which the University shall be free to assume that the Licensee has no objection to the proposed publication.

5.4	Isis reserves the right to grant Academic and Research licences to encourage basic research for Non-Commercial Use, whether conducted at an academic facility or subcontracted to a corporate facility, but not for the purposes of permitting commercialisation of the Licensed Technology licensed exclusively in the Field, or to authorise the development or marketing of products or services that are produced or supplied entirely or partially using the Licensed Technology.

6.	Filing and Maintenance

6.1	The Licensee will pay Isis the Past Patent Costs representing the Licensee's sole contribution to the patent costs incurred by Isis prior to the parties entering into this agreement, within [***] of receiving an invoice from Isis following execution of this agreement.

6.2	Isis will, in consultation with the Licensee and at the Licensee's cost, prosecute, use all reasonable endeavours to maintain, and renew the Applications throughout the duration of this agreement and in relation to Application 4 will use all reasonable endeavours to file and maintain any further patent application to the extent it is required in order to provide patent coverage for the ChAdOx2 Vector. Isis will give all reasonable consideration to the views of the Licensee and will not unreasonably refuse to prosecute, maintain or renew Applications provided always that the Licensee agrees to bear the costs of such action according to this Clause 6.2. The Licensee will reimburse Isis for all costs, filing fees, lawyers' and patent agents' fees, expenses and outgoings of whatever nature incurred by Isis in the prosecution, maintenance and renewal of the Applications (including those incurred in opposition proceedings before the European Patent Office or in ex parte re-examination or inter partes review proceedings in the United States Patent and Trademark Office ("USPTO") or any similar proceedings before any patent office challenging the grant or validity of the Applications) within [***] of receiving an invoice from Isis. Isis shall be entitled to make it a condition of any action of Isis under this clause 6.2 that the Licensee provides Isis with sufficient money in advance to cover the costs likely to be incurred in the action.

6.3	Where the Application is prosecuted in the USPTO and the Licensee is a small business concern as defined under the US Small Business Act (15USC632) Isis intends to pay reduced USPTO patent fees under US patent law 35 USC 41(h)(1). The Licensee will notify Isis as soon as reasonably possible if it or a sub-licensee ceases to be a small business concern as defined under the US Small Business Act (15USC632) or becomes aware of any other reason why it would not qualify for reduced USPTO patent fees under US patent law 35 USC 41(h)(1).

6.4	The Licensee shall inform Isis not less than [***] in advance of the National Phase filing deadline (noted in Schedule 2) of the territories within the scope of the PCT that it wishes to be covered in the National Phase of the Applications. In the event that the Licensee does not give the required minimum of [***] advance notice Isis shall then be entitled to proceed with filing the Applications at the Licensee's cost in whichever territories as it may in its sole discretion decide.

6.5	The Licensee shall be entitled to remove any one or more of the countries from the Territory at any time by giving not less than [***] notice to Isis. If the Applications are proceeding under the PCT then such notice may not be given any earlier than the date for commencement of the National Phase filing. For the avoidance of doubt the Licensee shall remain liable for the costs mentioned in clause 6.2 that arise or are incurred by Isis during the said notice period in respect of the countries being removed.

6.6	In the event that Isis elects to discontinue the prosecution and/or maintenance of any of the Applications, the Licensee shall have the right but not the obligation to take over prosecution and maintenance of the Applications Isis has elected to discontinue.

7.	Infringement

7.1	Each party will notify the other in writing of any misappropriation or infringement of any rights in the Licensed Technology of which the party becomes aware.

7.2	The Licensee has the first right (but is not obliged) to take Legal Action at its own cost in relation to any misappropriation or infringement of any rights included in the Licensed Technology in the Field. The Licensee must discuss any proposed Legal Action with Isis prior to the Legal Action being commenced, and take due account of the legitimate interests of Isis in the Legal Action it takes provided always that the Licensee may act without further consultation if rights in the Licensed Technology would otherwise be prejudiced or lost.

7.3	If the Licensee takes Legal Action under clause 7.2, the Licensee will:

(a)	except where any Legal Action arises directly as a result of a breach by Isis of the warranties in Clause 13.2, indemnify and hold Isis and the University harmless against all costs (including lawyers' and patent agents' fees and expenses), claims, demands and liabilities arising out of or consequent upon a Legal Action and will settle any invoice received from Isis in respect of such costs, claims, demands and liabilities within [***] of receipt; and

(b)	treat any account of profits or damages (including, without limitation, punitive damages) awarded in or paid to the Licensee under any settlement of the Legal Action for any misappropriation or infringement of any rights included in the Licensed Technology as Net Sales for the purposes of clause 9, having first for these purposes deducted from the award or settlement an amount equal to any legal costs incurred by the Licensee in the Legal Action that are not covered by an award of legal costs; and

(c)	keep Isis regularly informed of the progress of the Legal Action, including, without limitation, any claims affecting the scope of the Licensed Technology.

7.4	Isis may take Legal Action at its own cost in relation to any misappropriation or infringement of any rights included in the Licensed Intellectual Property in the Field where:

(a)	the Licensee has notified Isis in writing that it does not intend to take any Legal Action in relation to any misappropriation or infringement of any rights included in the Licensed Technology in the Field;

(b)	if having received professional advice with regard to any Legal Action within [***] of the notification under clause 7.1, and consulted with Isis, the Licensee does not take reasonable steps to act upon an agreed process for dealing with such misappropriation or infringement (which may include, for the avoidance of doubt, seeking a second opinion in respect of such professional advice) within any timescale agreed between Isis and the Licensee and in any event within [***] of notification under clause 7.1. Isis may take such Legal Action at its own cost provided it shall not settle any action without first consulting with the Licensee and taking account of the reasonable observations and requests of the Licensee.

8.	Confidentiality

8.1	Subject to clauses 8.2, 8.3 and 8.4, each party (being a receiving or disclosing party as the case may be) will keep confidential the Confidential Information of the other party and will not disclose or supply the Confidential Information to any third party or use it for any purpose, except in accordance with the terms and objectives of this agreement.

8.2	The Licensee may disclose to sub-licensees of the Licensed Technology such of the Confidential Information as is necessary for the exercise of any rights sub-licensed, provided that the Licensee shall ensure that such sub-licensees accept a continuing obligation of confidentiality on the same terms as this clause, and giving third party enforcement rights to Isis, before the Licensee makes any disclosure of the Confidential Information. The Licensee may also disclose the Licensed Technology to the extent reasonably required in connection with the conduct of its business including to potential investors, other business associates and professional advisors provided that such persons have agreed in writing to be bound by non-use and non-disclosure obligations that are no less strict than those set forth in this agreement or are subject to professional codes of conduct that prevent disclosure of client confidential information and the Licensee will take action in respect of any breach of such obligations.

8.3	Confidential Information may be exchanged freely between Isis and the University and communications between those two parties shall not be regarded as disclosures, dissemination or publication for the purpose of this agreement. Isis may also disclose the terms of this agreement and royalty reports and payments made by the Licensee to any third parties that have rights to a revenue share for providing funding in the development of the Licensed Technology provided that such persons have agreed in writing to be bound by non-use and non-disclosure obligations that are no less strict than those set forth in this agreement or are subject to professional codes of conduct that prevent disclosure of client confidential information and Isis will take action in respect of any breach of such obligations.

8.4	Clause 8.1 will not apply to any Confidential Information which:

(a)	is known to the receiving party before disclosure, and not subject to any obligation of confidentiality owed to the disclosing party;

(b)	is or becomes publicly known without the fault of the receiving party;

(c)	is obtained by the receiving party from a third party in circumstances where the receiving party has no reason to believe that it is subject to an obligation of confidentiality owed to the disclosing party;

(d)	the receiving party can establish by reasonable proof was substantially and independently developed by officers or employees of the receiving party who had no knowledge of the disclosing party's Confidential Information; or

(e)	is approved for release in writing by an authorised representative of the disclosing party.

8.5	Nothing in this agreement will prevent a party from disclosing Confidential Information where it is required to do so by law or regulation, stock exchange rules, or by order of a court or competent authority, provided that, in the case of a disclosure under the Freedom of Information Act 2000 ("FOIA"), none of the exemptions in the FOIA applies to the relevant Confidential Information and provided always that, to the extent permitted by law or regulation, the receiving party will give such notice as is reasonably practicable in the circumstances to the disclosing party about the timing and content of such a disclosure.

8.6	If either party to this agreement receives a request under the FOIA to disclose any information that, under this agreement, is the other party's Confidential Information, it will notify and consult with the other party. The other party will respond within [***] after receiving notice if that notice requests the other party to provide information to assist in determining whether or not an exemption under the FOIA applies to the information requested under the FOIA.

9.	Royalties and Other Payments

9.1	Isis will invoice the Licensee for the Signing Fee shortly after signature of this agreement and the Licensee must settle the invoice within [***] of receipt.

9.2	Subject to clause 9.3, the Licensee will pay to Isis a royalty equal to the applicable Royalty Rate on all Net Sales of Licensed Products for the duration of the agreement on the terms set out in clause 11.

9.3	Following expiration or revocation of the last Valid Claim covering a Licensed Product in a country in which the Licensed Product is Marketed and where there is being Marketed and sold by a third party in the normal course of business a product that, directly or indirectly, competes with the Licensed Product, the Step Down Rate (as defined below) shall apply on a country-by-country basis to the applicable Royalty Rate of such Licensed Products. For the purposes of this clause 9.3, the "Step Down Rate" shall be the percentage decrease of (a) [***] compared against (b) [***].

9.4	In the event that the royalties paid to Isis under clauses 9.2 or 9.6 do not amount to at least the Minimum Sum, the Licensee must make up the difference between the royalties paid under clauses 9.2 and 9.6 and the Minimum Sum in each Licence Year where a Minimum Sum applies.

9.5	The Licensee will pay to Isis a royalty equal to the Fee Income Royalty Rate on any sublicensing fees that the Licensee receives for sublicensing the Licensed Technology with a third party. For the purposes of this clause 9.5, Sublicensing fees shall include upfront fees, milestone payments and other consideration received by the Licensee from such third party but shall exclude:

(a)	milestones payable by a sub-licensee to the Licensee on a Milestone event (as detailed in Schedule 2) where a Milestone Triggering Event has been met; and

(b)	royalties paid to the Licensee by a sub-licensee based on net sales of Licensed Products; and

(c)	any sums received that are to be used to fund research and/or development.

9.6	Subject to clause 9.3, the Licensee will pay to Isis a royalty equal to the Sublicensing Royalty Rate on any royalties paid to the Licensee by a sub-licensee based on net sales of Licensed Products by a sub-licensee.

9.7	If the Licensee has to pay royalties to a third party (other than an Affiliate), for the right to make, have made, use or Market a Licensed Product, under a licence of Intellectual Property Rights without which the Licensed Technology cannot lawfully be exploited, then the Licensee will be entitled to deduct from all royalty payments due to Isis in respect of Net Sales of the Licensed Product under clause 9.2 an amount equal to [***] of the royalties actually paid to that third party, up to a maximum amount of [***] of the royalties due to Isis under clause 9.2.

9.8	Where a Licensed Product is sold as part of a combination product or co-packaged product, the Net Sales from the combination product or the co-packaged product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the combination product or the co-packaged product, during the applicable royalty reporting period, by the fraction:

[***]

Where A is the average sale price of the Licensed Product when sold separately in finished form, or if not sold separately, the market price of the Licensed Product if it were sold separately and B is the average sale price of the other product(s) included in the combination product or co-packaged product when sold separately in finished form, or if not sold separately, the aggregate market price of the other product(s) if it were sold separately in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for the Licensed Product and any other product(s) included in the combination product or co-packaged product, then the Net Sales for the purposes of determining royalty payments for a combination product or a co-packaged product shall be referred to an independent expert for determination.

9.9	Once a Milestone Triggering Event has occurred the Licensee will notify Isis as soon as possible after it or any sub-licensee achieves any Milestone, and, subject to receiving an invoice from Isis, pay to Isis the Milestone Fee, less any and all fees already paid or payable by the Licensee to Isis pursuant to Clause 9.5(a) in instances where a Milestone Triggering Event had not yet been met, in respect of each Milestone within [***] of the date on which each Milestone is achieved by the Licensee or a sub-licensee. In respect of an Investment Event, an Acquisition Event, a Partnering Event or Multiple Partnering Event, Milestone Fees payable against any Milestone that occurs prior to any of the Milestone Triggering Events being met will accrue and become payable once any one of the Investment Event, Acquisition Event or Partnering Event or Multiple Partnering Event is met. However, in respect of a Multiple Partnering Event, Milestone Fees will only accrue and become payable in respect of the applicable Field to which the Multiple Partnering Event relates.

9.10	The Signing Fee and the Milestone Fee are non-refundable and will not be considered as an advance payment on royalties payable under clause 9.2. No part of the Minimum Sum will be refundable or applicable to succeeding Licence Years.

9.11	Licensed Products supplied for use in any clinical trial carried out by or on behalf of the Licensee or any of its sub-licensees shall not be deemed to be sales and shall not be included within any Net Sales calculation.

9.12	The Licensee or any of its sub-licensees may supply a commercially reasonable quantity of Licensed Products for promotional sampling provided that the number of Licensed Products supplied for promotional sampling shall not be greater than [***] of the total number of units of each Licensed Product sold leased or licensed by the Licensee in any Quarter following the Licensee receiving Marketing Authorization for the Licensed Product in any territory. Except as set out in this clause, the Licensee must not accept any non-monetary consideration when Marketing the Licensed Products or when issuing sub-licences of the Licensed Technology without the prior written consent of Isis, such consent not to be unreasonably withheld, conditioned or delayed. The Licensee may accept non-monetary consideration when Marketing the Licensed Products or when issuing sub-licences of the Licensed Technology provided either (a) [***] of such non-monetary consideration is able to be converted into cash within [***] of receipt from the Licensee to enable the Fee Income Royalty Rate to be paid to Isis in cash or (b) the Licensee covenants in writing to pay to Isis in cash, within [***] of receipt of the non-monetary consideration, the Fee Income Royalty Rate due to Isis.

9.13	The Licensee will make all payments in pounds sterling or any currency replacing pounds sterling in its entirety.

9.14	For the purposes of calculating any amount payable by the Licensee to Isis in a currency other than pounds sterling (or replacement currency), the Licensee shall apply an exchange rate equivalent to:

(a)	the average of the applicable closing mid rates quoted by the Financial Times as published in London on the first Business Day of each month during the Quarter just closed; or

(b)	for payments under clause 9.5 only, the first Business Day of the month in which the payment was received by the Licensee.

9.15	Where the Licensee has to withhold tax by law, the Licensee will deduct the tax, pay it to the relevant taxing authority, and supply Isis with a Certificate of Tax Deduction at the time of payment to Isis. Where such an issue arises, the Licensee will not be liable for any costs or penalties associated with late payment to Isis provided that the Licensee takes reasonable steps to ensure that any such matters are dealt with as expeditiously as reasonably possible.

9.16	In the event that full payment of any amount due from the Licensee to Isis under this agreement is not made by any of the dates stipulated, the Licensee shall be liable to pay interest on the amount unpaid at the rate of [***] per annum over the base rate for the time being of Barclays Bank plc. Such interest shall accrue on a daily basis from the date when payment was due until the date of actual payment of the overdue amount, whether before or after judgment, and shall be compounded quarterly.

9.17	If the Licensed Product is of a description covered by the Medicines Access Policy, the Licensee shall adhere to the requirements of the Medicines Access Policy. In particular in the event the Licensed Products can be used to ease the burden of illness in the developing world, the Marketing of Licensed Products will be managed in a manner that enables availability and accessibility at reasonable cost to the people most in need in the developing world.

10.	Commercially Reasonable Endeavours

10.1	Subject to clause 10.3, the Licensee must use Commercially Reasonable Endeavours to develop, exploit and Market the Licensed Technology to maximize the financial return for both parties.

10.2	Subject to clause 10.3, the Licensee must use Commercially Reasonable Endeavours to develop, exploit and Market the Licensed Technology in accordance with the Development Plan as set out separately in respect of each Indication. The Licensee will:

10.2.1	within [***] of the date of this agreement provide Isis with a detailed development plan covering the intended development of a Licensed Product for each Indication and that development plan will replace the summary development plan in Schedule 3 as the Development Plan. The Licensee will consult with Isis over the detailed development plan and will consider in good faith any comments that Isis may put forward. Following approval of the revised detailed development plan by Isis, the revised detailed development plan shall become the Development Plan; and

10.2.2	deliver to Isis at least [***] prior to the commencement of each subsequent Licence Year a revised development plan for the intended development of a Licensed Product for each Indication together with any background supporting information necessary for Isis to evaluate the draft plan. The Licensee will consult with Isis over the draft plan and will consider in good faith any comments that Isis may put forward. Following approval of the revised development plan by Isis, the revised development plan shall become the Development Plan.

10.3	The Licensee may give written notice to Isis that it no longer intends to develop, exploit and Market a Licensed Product in an Indication and following that notice:

10.3.1	the Licensee will no longer have obligations to use Commercially Reasonable Endeavours to develop, exploit and Market a Licensed Product in that Indication; and

10.3.2	the Indication will be removed from the Field and, without prejudice to any and all of its existing rights under this agreement, the Licensee will no longer have any exclusive rights to use the Licensed Technology in relation to that Indication.

11.	Royalty Reports and Audit

11.1	The Licensee will provide Isis with a report at least once in every [***] detailing the activities and achievements in its development of the Licensed Technology in order to facilitate its commercial exploitation, and in the development of potential Licensed Products.

11.2	The Licensee will provide Isis with a royalty report within [***] after the close of each Quarter for each Licensed Product Marketed by the Licensee and its sub-licensees. Each Royalty Report will:

(a)	set out the Net Sales of each Licensed Product Marketed by the Licensee, including the total gross selling price of each Licensed Product Marketed by the Licensee and the quantity or total number of units of each Licensed Product Marketed by the Licensee;

(b)	set out details of deductions made in the calculation of Net Sales from the invoiced price of each Licensed Product in the form in which it is Marketed by the Licensee;

(c)	set out details of the quantity of Licensed Products used for promotional sampling by the Licensee or any sub licensees;

(d)	provide a calculation of the royalties due from the Licensee to be paid at the Royalty Rate;

(e)	set out details of payments received by the Licensee to which the Fee Income Royalty Rate applies and provide a calculation of the royalties due from the Licensee to be paid under the Fee Income Royalty Rate;

(f)	provide a calculation of the royalties on sub-licensees' net sales received by the Licensee to which the Sub-Licensing Royalty Rate applies and provide a calculation of the royalties due from the Licensee to be paid at the Sub-licensing Royalty Rate including the quantity or total number of units of each Licensed Product Marketed by each sub-licensee;

(g)	provide a statement showing whether or not royalties due exceed the Minimum Sum and, if so, by how much;

(h)	set out details of Milestones achieved by the Licensee or any sub-licensees; and

(i)	set out the steps taken during the Licence Year to promote and Market Licensed Products.

The Licensee must pay Isis the royalties due in respect of the Quarter just closed at the same time as the Licensee delivers the Royalty Report provided that, if requested, Isis will issue an invoice for the relevant payment prior to payment.

11.3	The Licensee will deliver to Isis a periodic report at the close of each Licence Year providing sufficient data (in outline form) to give a reasonable indication or estimate of the actual or expected market share of the Licensee and its sub-licensees and will notify Isis in the event that its market share does or is expected to breach the limits set out in the 2014 Commission Regulation 316/2014 Technology Transfer Block Exemption Regulation and Guidelines in Commission Communication 2014/C 89/03 and any successor regulation. This obligation is not intended to place a significant additional financial burden on the Licensee.

11.4	If a Licensed Product Marketed by the Licensee is re-Marketed by an Affiliate or an entity over which the Licensee exercises Control, the royalty on each such Licensed Product will be calculated on the highest of the prices at which it is Marketed or re-Marketed. For the avoidance of doubt, when a Licensed Product is sold to an arm's length distributor then Net Sales is calculated on the transfer price paid by the distributor to the Licensee.

11.5	The Licensee must keep complete and proper records and accurate accounts of all Licensed Products used and Marketed by the Licensee and any sub-licensee in each Licence Year for at least [***]. Isis may, through an independent certified accountant appointed by Isis ("the Auditor"), audit all such accounts on at least [***] written notice no more than once each Licence Year for the purpose of determining the accuracy of the Royalty Reports and payments. The Auditor shall be:

11.5.1	permitted by the Licensee to enter the Licensee's principal place of business upon reasonable notice to inspect such records and accounts;

11.5.2	entitled to take copies of or extracts from such records and accounts as are strictly necessary for the Auditor to properly conduct the audit;

11.5.3	given all other information by the Licensee as may be necessary or appropriate to enable the amount of royalties payable to be ascertained including the provision of relevant records; and

11.5.4	shall be allowed access to and permitted to conduct interviews of any sales, engineering or other staff of the Licensee in order to verify the accuracy of the records and accounts and the accuracy of any statements provided to Isis under clause 11.2.

If on any such audit a shortfall in payments of greater than [***] is discovered by the Auditor in respect of the audit period, the Licensee shall pay Isis's audit costs.

11.6	The Licensee will ensure that equivalent obligations and access rights, as set out in clause 11.5, allowing Isis auditing rights to the sub-licensee are included in each sub licence agreement.

12.	Duration and Termination

12.1	This agreement will take effect on the date of signature. Subject to the possibility of earlier termination under the following provisions of this clause 12, and subject to the possibility of an extension to the term by mutual agreement, this agreement shall continue in force:

(a)	until the expiry of the last Valid Claim anywhere in the world; and

(b)	in any event for twenty (20) years from the date of this agreement.

12.2	If either party commits a material breach of this agreement, and the breach is not remediable or (being remediable) is not remedied within the period allowed by notice given by the other party in writing calling on the party in breach to effect such remedy (such period being not less than [***], the other party may terminate this agreement by written notice having immediate effect.

12.3	The Licensee may terminate this agreement for any reason at any time provided it gives Isis three (3) months' written notice to terminate expiring after the third anniversary of this agreement whereupon the Licensee shall bring all sub-licences to an end on the same date. Any such termination shall not absolve the Licensee of its obligation to accrue and pay royalties and other payments under the provisions of clause 9 in respect of the period prior to termination.

12.4	Isis may terminate this agreement:

(a)	immediately, if the Licensee has a petition presented for its winding-up (but excluding for this purpose any winding up petition presented against the Licensee in relation to any debt disputed by the Licensee), or passes a resolution for voluntary winding-up otherwise than for the purposes of a bona fide amalgamation or reconstruction, or compounds with its creditors, or has a receiver administrator or administrative receiver appointed of all or any part of its assets, or enters into any arrangements with creditors, or takes or suffers any similar action in consequence of debts;

(b)	on [***] written notice if:

(i)	the Licensee opposes or challenges the validity of any of the Applications or raises the claim that the Licensed Know-how is not necessary to develop and Market Licensed Products, provided always that nothing in this clause 12.4(b) will prevent the Licensee from seeking to determine whether a product of the Licensee is a Licensed Product for the purposes of this agreement; or

(ii)	the Licensee is in breach of clause 10.1 and the Licensee does not take any remedial action reasonably requested by Isis and notified to the Licensee by written notice pursuant to clause 12.2.

12.5	On termination or expiration of this agreement, for whatever reason, the Licensee:

(a)	must bring all sub-licences to an end on the same date;

(b)	shall pay to Isis all outstanding royalties and other sums due under this agreement;

(c)	shall provide Isis with details of the stocks of Licensed Products held at the point of termination;

(d)	must cease to use or exploit the Licensed Technology, provided that this restriction does not apply to Licensed Know-How or Confidential Information which has entered the public domain through no fault of the Licensee, and that the Licensee may continue to use the Licensed Technology in order to meet any specific existing binding commitments already made by the Licensee at the date of termination and requiring delivery of Licensed Products within the next [***];

(e)	must, at the option of Isis and at the Licensee's cost, destroy all other Licensed Products or send all other Licensed Products to a location nominated by Isis to the Licensee in writing;

(f)	must cease to use the Materials and return to Isis any of the Materials in its possession or control; and

(g)	grants Isis an irrevocable, transferable, non-exclusive licence to develop, make, have made, use and Market the Licensee's Improvements and products that incorporate, embody or otherwise exploit the same. Isis shall pay a reasonable royalty for use of this licence unless the termination arises under clause 12.4, or is by Isis under clause 12.2, in which case it shall be royalty-free.

12.6	Termination of this agreement, whether for breach of this agreement or otherwise, shall not absolve the Licensee of its obligation to accrue and pay royalties under the provisions of clause 9 for the duration of any notice period and in respect of any dealings in Licensed Products permitted by clause 12.5.

12.7	Clauses 1, 5.2, 7.3, 12.5, 12.7, 12.8, 13, 14.4 and 14.14 will survive the termination or expiration of this agreement, for whatever reason, indefinitely.

12.8	Clauses 8 and 11.5 will survive the termination or expiration of this agreement, for whatever reason, for a period of [***].

13.	Liability

13.1	Subject to Clause 13.2 and to the fullest extent permissible by law, Isis does not make any warranties of any kind including, without limitation, warranties with respect to:

(a)	the quality of the Licensed Technology;

(b)	the suitability of the Licensed Technology for any particular use;

(c)	whether use of the Licensed Technology will infringe third-party rights; or

(d)	whether the Applications will be granted or the validity of any patent that issues in response to the Applications.

13.2	Isis warrants that as at the date of this agreement and subject to the terms of this agreement:

(a)	it has full corporate power and authority to enter into the licences and license the Licensed Technology;

(b)	the University has assigned all of its right, title and interest in the Licensed Technology subject to the licence back to the University for Non-Commercial Use set out in clause 5;

(c)	it has the exclusive right to obtain the Materials pursuant to a material sales agreement with the University and has the full contractual right, power and authority to provide the Materials to the Licensee with such rights to use the Materials as set out in clause 3 of this agreement subject to the rights retained by the University to use the Materials for Non-Commercial Use;

(d)	it has not created any licence, charge or mortgage over the Licensed Technology (excluding the ChAdOx2 Vector) in the Field;

(e)	so far as Isis is aware (not having made any specific enquiries) there is no actual or threatened infringement of the Licensed Technology by any third party; and

(f)	so far as Isis is aware, the Clinical Data and Materials have been created, procured or obtained in compliance with all applicable laws and regulations relating thereto.

13.3	Except in relation to any claims, damages and liabilities arising directly from (i) a breach of this agreement by Isis, and/or (ii) the fraud, negligence or wilful misconduct of Isis or the University, the Licensee agrees to indemnify Isis and the University and hold Isis and the University harmless from and against any and all claims, damages and liabilities:

(a)	asserted by third parties (including claims for negligence) which arise from the use of the Licensed Technology or the Marketing of Licensed Products by the Licensee and/or its sub-licensees; and/or

(b)	arising directly from any breach by the Licensee of this agreement provided however that this indemnity for breach by the Licensee is subject to clause 13.6.

13.4	Isis will use reasonable endeavours to defend any Indemnified Claim and to mitigate its losses, claims, liabilities, costs, charges and expenses or (at Isis's option) allow the Licensee to do so on its behalf (subject to the University retaining the right to be kept informed of progress in the action and to have reasonable input into its conduct). Isis will not (except as required by law) make any admission, compromise, settlement or discharge of any Indemnified Claim without the consent of the Licensee (which will not be unreasonably withheld or delayed).

13.5	The Licensee undertakes to make no claim against any employee, student, agent or appointee of Isis or of the University, being a claim which seeks to enforce against any of them an liability whatsoever in connection with this agreement or its subject-matter.

13.6	Subject to clause 13.8 and except in relation to the indemnities in clause 7.3 and 13.3(a), the liability of either party for any breach of this agreement in negligence or arising in any other way out of the subject-matter of this agreement, will not extend to incidental, indirect or consequential damages or loss of profits.

13.7	Subject to clause 13.8, the liability of Isis to the Licensee accruing in any Licence Year under or otherwise in connection with this agreement or its subject-matter, including without limitation liability for negligence, shall in no event exceed:

(a)	in respect of liability accruing in the first Licence Year, the amount of the Signing Fee paid to Isis; and

(b)	in respect of liability accruing in any subsequent Licence Year, the total royalties paid in the previous Licence Year to Isis under clauses 9.2 and 9.6.

13.8	Nothing in this agreement shall limit or exclude any liability for fraud or fraudulent misrepresentation or death, or personal injury or any other liability which may not, by law, be excluded.

13.9	Notwithstanding any other clause in this agreement, Isis shall not be entitled to profit from any grant of a licence to any third party in respect of the Licensed Technology that breaches the exclusive rights granted to the Licensee under clause 2 of this agreement ("a Licence to the Exclusive Rights"). In the event that the Licensee (acting in good faith) believes that Isis has granted a Licence to the Exclusive Rights, then the Licensee shall provide written notice to Isis with full particulars and all evidence supporting the Licensee's basis for such belief. Within [***] of receipt of written notice from the Licensee, Isis will notify the Licensee in writing whether it admits or disputes that it has granted a Licence to the Exclusive Rights. If Isis serves notice that it disputes that it has granted a Licence to the Exclusive Rights Isis and the Licensee shall enter into good faith negotiations in order to reach mutual agreement to resolve the dispute and if such mutual agreement is not reached within [***] after Isis's receipt of the Licensee's written notice, then the parties will refer the dispute to an independent expert ("Independent Expert") for determination on the following basis:

13.9.1	the Independent Expert shall be agreed on by the parties, or, if agreement is not reached within [***] of either party giving notice to the other that it wishes to refer a matter to an Independent Expert, the Independent Expert may be nominated by the President of the Law Society of England and Wales on the request of either party;

13.9.2	the Independent Expert shall be asked to determine:

(a)	whether Isis has granted a Licence to the Exclusive Rights; and

(b)	any dispute between the parties over the amount of consideration paid to Isis under any Licence to the Exclusive Rights.

13.9.3	the Independent Expert shall act as an expert and not as an arbitrator;

13.9.4	the Independent Expert's decision shall be final and binding on the parties in the absence of fraud or manifest error; and

13.9.5	each party shall bear its own costs in relation to the reference to the Independent Expert. The Independent Expert's fees and any costs it properly incurs in arriving at its determination (including any fees and costs of any advisers appointed by the Independent Expert) shall be borne by the parties in equal shares or in such proportions as the Independent Expert may direct.

In the event that Isis has admitted or the Independent Expert has determined that Isis has granted a Licence to the Exclusive Rights then Isis will pay to the Licensee a sum equal to all consideration paid to Isis under the Licence to the Exclusive Rights (including consideration that is not in the form of cash payments where it is possible to put a cash value on such a payment). Isis will pay that sum to the Licensee as soon as possible and in any event no later than [***] following the date of admission by Isis or the Independent Expert's determination and will continue to pay a sum equal to all further consideration received by Isis under any such Licence to the Exclusive Rights no later than [***] after receipt. The parties agree that the payment of such sums to the Licensee represent the full amount of compensation to which the Licensee is entitled and the extent of Isis's liability to the Licensee for any grant by Isis of a Licence to the Exclusive Rights.

14.	General

14.1	Registration - The Licensee must register its interest in the Licensed Technology with any relevant authorities in the Territory as soon as legally possible. The Licensee must not, however, register an entire copy of this agreement in any part of the Territory or disclose its financial terms without the prior written consent of Isis (such consent not to be unreasonably withheld or delayed).

14.2	Advertising - The Licensee must not use the name of Isis, the University or the Inventors (except those Inventors who are, or have at any time been, shareholders of the Licensee) in any advertising, promotional or sales literature, without Isis's prior written approval (such consent not to be unreasonably withheld or delayed).

14.3	Packaging - The Licensee will ensure that the Licensed Products and the packaging associated with them are marked suitably with any relevant patent or patent application numbers to satisfy the laws of each of the countries in which the Licensed Products are sold or supplied and in which they are covered by the claims of any patent or patent application, to the intent that Isis shall not suffer any loss or any loss of damages in an infringement action.

14.4	Thesis - This agreement shall not prevent or hinder registered students of the University from submitting for degrees of the University theses based on the Licensed Technology; or from following the University's procedures for examinations and for admission to postgraduate degree status.

14.5	Taxes - Where the Licensee has to make a payment to Isis under this agreement which attracts value-added, sales, use, excise or other similar taxes or duties, the Licensee will be responsible for paying those taxes and duties.

14.6	Notices - All notices to be sent to Isis under this agreement must indicate the Isis Project N° and should be sent, by post and fax unless agreed otherwise in writing, until further notice to: The Managing Director, Isis Innovation Ltd, Buxton Court, 3 West Way, Oxford OX2 OSZ, Fax: +44 (0)1865 280831. All notices to be sent to the Licensee under this agreement should be sent, until further notice, to the Licensee's Contact and Address indicating the Isis Project N°.

14.7	Force Majeure - If performance by either party of any of its obligations under this agreement (not including an obligation to make payment) is prevented by circumstances beyond its reasonable control, that party will be excused from performance of that obligation for the duration of the relevant event.

14.8	Assignment - The Licensee may assign any of its rights or obligations under this agreement in whole or in part to an Affiliate but only for so long as it remains an Affiliate and Isis shall at the request of the Licensee execute a deed of novation to bring about that assignment. Except as provided in this clause, the Licensee may not assign any of its rights or obligations under this agreement without the prior written consent of Isis (such consent not to be unreasonably withheld, delayed or conditioned except solely on the grounds that primarily relate to avoiding any detrimental reputational impact on the University or the assignee having insufficient funds to fulfil the obligations of this agreement, it being acknowledged and agreed that if the assignee is a publicly-listed company with a market capitalisation equal to or in excess of [***] it will be considered to have sufficient financial resources to develop and Market the Licensed Product). If Isis assigns its rights in the Licensed Technology to any person it shall do so expressly subject to the Licensee's rights under this agreement.

14.9	Severability - If any of the provisions of this agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions will not in any way be affected or impaired. The parties will, however, negotiate to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision found to be void or unenforceable.

14.10	No Partnership etc - Nothing in this agreement creates, implies or evidences any partnership or joint venture between Isis and the Licensee or the relationship between them of principal and agent.

14.11	Entire Agreement - This agreement constitutes the entire agreement between the parties in relation to the Licence to the exclusion of all other terms and conditions (including any terms or conditions which the Licensee purports to apply under any purchase order, confirmation order, specification or other document). The Licensee has not relied on any other statements or representations in agreeing to enter this agreement and waives all claims for breach of any warranty and all claims for any misrepresentation (negligent or of any other kind, unless made by Isis fraudulently) in relation to any representation which is not specifically set out in this agreement. Specifically, but without limitation, this agreement does not impose or imply any obligation on Isis or the University to conduct development work. Any arrangements for such work must be the subject of a separate agreement between the University and the Licensee.

14.12	Variation - Any variation of this agreement must be in writing and signed by authorised signatories for both parties. For the avoidance of doubt, the parties to this agreement may rescind or vary this agreement without the consent of any party that has the benefit of clause 14.14.

14.13	Waiver - No failure or delay by either party in enforcing its rights under this agreement, or at law or in equity will prejudice or restrict those rights. No waiver of any right will operate as a waiver of any other or later right or breach. Except as stated to the contrary in this agreement, no right, power or remedy conferred on, or reserved to, either party is exclusive of any other right, power or remedy available to it, and each of those rights, powers, and remedies is cumulative.

14.14	Rights of Third Parties - The parties to this agreement intend that by virtue of the Contracts (Rights of Third Parties) Act 1999 the University and the people referred to in clause 13.5 will be able to enforce the terms of this agreement intended by the parties to be for their benefit as if the University and the people referred to in clause 13.5 were party to this agreement.

14.15	Governing Law - This agreement is governed by English Law, and the parties submit to the exclusive jurisdiction of the English Courts for the resolution of any dispute which may arise out of or in connection with this agreement except in relation to any action in relation to Intellectual Property Rights or Confidential Information which may be brought in any court of competent jurisdiction.

Schedule 1

DEFINITIONS
(Clause 1)

Academic and Research Purposes means research, teaching or other scholarly use which is undertaken for the purposes of education and research.

Affiliate means any company or legal entity in any country Controlling or Controlled by the Licensee (or any legal entity in a country Controlling or Controlled by the sub-licensee).

Applications means:

(a)	the patent applications set out as Applications 1, 2, 3 and 4 in Schedule 2;

(b)	any patents granted in response to those applications;

(c)	any corresponding foreign patents and applications which may be granted to Isis in the Territory based on and deriving priority from those applications; and

(d)	any addition, continuation, continuation-in-part, division, reissue, renewal or extension based on the applications.

Acquisition Event means the Licensee being acquired by a third party and the purchase price is greater than or equal to [***].

ATCC MTA means the purchase order between the University and American Type Culture Collection (ATCC), a District of Columbia not-for-profit corporation, having its offices at 10801 University Boulevard, Manassas, Virginia 20110-2209, USA dated 24 February 2006 subject to the terms of ATCC's standard MTA dated 8 September 2003.

Business Day means a day, other than a Saturday or Sunday, on which clearing banks are permitted to open in London.

ChAdOx1 Vector means the DNA sequence of the AdY25 simian adenovirus with the El and E3 regions both deleted, and E4 Orf 4, 6, 6/7 replaced with the corresponding regions from AdHu5.

ChAdOx2 Vector means the DNA sequence of the C68 simian adenovirus with the following modifications so that the El region and the E3 region have both been deleted and the E4 region has been deleted and replaced with E4 Orf 1,2,3 from Y25 and E4 Orf 4, 6, 6/7 from AdHu5.

Clinical Data means the clinical data contained in the Isis clinical data projects set out in Schedule 2.

Clinical Patient Care means diagnosing, treating and/or managing the health of persons under the care of an individual having the right to use the Licensed Technology for Academic and Research Purposes in the event that such Licensed Technology is capable of application in a healthcare setting without further development.

Commercially Reasonable Endeavours means, in respect of each Indication to be developed in the Field separately, the effort a prudent and determined company of comparable size and sector to the Licensee would take to pursue the goal of developing and Marketing Licensed Products to maximize the financial return and in any event do no less than is required to fulfil the steps laid out in the Development Plan.

Confidential Information means in relation to each party any materials, trade secrets or other information disclosed by that party to the other, including, without limitation:

(a)	the Licensed Technology, to the extent that it is not disclosed by the Application when published; and

(b)	this agreement.

Control means:

(a)	ownership of more than fifty percent (50%) of the voting share capital of the relevant entity; or

(b)	the ability to direct the casting of more than fifty percent (50%) of the votes exercisable at a general meeting of the relevant entity on all, or substantially all, matters.

Development Plan means the plan set out in Schedule 3 as revised in accordance with clause 10.2.

Fee Income Royalty Rate means the fee income royalty rate set out in Schedule 2.

Field means the field set out in Schedule 2.

FP7 Consortium and Funding Agreements means the Improving Prostate Cancer with Vectored Vaccines (IMPROVE) EU grant agreement signed by the University on 12 July 2013 and the IMPROVE Consortium Agreement dated 10 June 2013.

Improvement means any development of the Licensed Technology which would, if commercially practised, infringe and/or be covered by a claim subsisting or being prosecuted in the Application.

Indemnified Claim means any claim under which Isis and the University are entitled to be indemnified under clause 13.3.

Indication means each indication for which a vaccine is to be developed by the Licensee in the Field including influenza, cancer, varicella zoster and MERS.

Initial Public Offering means an initial public offering of the Licensee's shares on a stock exchange on any market where such shares are offered to private and/or institutional investors.

Intellectual Property Rights means patents, trade marks, copyrights, database rights, rights in designs, and all or any other intellectual or industrial property rights, whether or not registered or capable of registration.

Inventor means the inventor or inventors named in the Applications and identified in Schedule 2.

Inventor Improvements means any Improvements made prior to the second anniversary of the date of this agreement solely by the Inventor within the Field, and the Intellectual Property Rights pertaining to them, of which Isis has been made aware and is legally able to license but shall not include, for the avoidance of doubt, any Improvements and Intellectual Property Rights developed pursuant to any employment or consultancy arrangements with Licensee or its Affiliates.

Investment Event means the Licensee achieving a company valuation greater than or equal to [***] determined by private fund raising or an Initial Public Offering.

Legal Action means commencing or defending any proceedings before a court or tribunal in any jurisdiction in relation to any rights included in the Licensed Technology including all claims and counterclaims for infringement and for declarations of non-infringement or invalidity.

Licence means the licence granted by Isis to the Licensee under clause 2.1.

Licensed Intellectual Property Rights means the Applications and (to the extent they constitute Intellectual Property Rights) the Inventor's Improvements.

Licensed Know-how means all confidential information relating to the Applications, the Materials and/or the Clinical Data that has been communicated to the Licensee by Isis in writing before the date of this agreement or is communicated in writing to the Licensee by Isis under this agreement and within [***] after the date of this agreement including but not limited to the construction and design of viral vectors.

Licensed Product means any product, process, service or composition which is entirely or partially produced by means of or with the use of, or within the scope of, the Licensed Technology, or any of it.

Licensed Technology means the Licensed Intellectual Property Rights, the Clinical Data and the Licensed Know-How, and such (if any) other Intellectual Property Rights owned by or licensed to Isis as may be specifically identified in Schedule 2 (to the extent, in the case of licensed rights, that Isis is legally able to grant a sub-licence of the same).

Licensee's Contact and Address means the address for the Licensee set out in Schedule 2 of this agreement.

Licensee Improvements means any Improvements made prior to the second anniversary of the date of this agreement by the Licensee, and the Intellectual Property Rights pertaining to them, which shall include, for the avoidance of doubt, any Improvements and Intellectual Property Rights developed by an Inventor pursuant to an employment or consultancy arrangement with the Licensee.

Licence Year means each twelve (12) month period beginning on the date of this agreement and each anniversary of the date of this agreement.

Market means, in relation to a Licensed Product, offering to sell, lease, licence or otherwise commercially exploit the Licensed Product or the sale, lease, licence or other commercial exploitation of the Licensed Product.

Materials means the materials set out in Schedule 2.

Medicines Access Policy means the policy of the University to promote access to pharmaceutical and other products and services, the current version of which is available at www.admin.ox.ac.uk/researchsupport/integrity/access.

Milestone and Milestone Fee means the milestones, and the amounts payable on achievement of each of the milestones, set out in Schedule 2.

Minimum Sum means the minimum sum or sums set out in Schedule 2.

Net Sales means the gross amount invoiced for sales or other dispositions of Licensed Products by Licensee or its Affiliates in bona fide arms-length transactions with third parties, less the following deductions:

(a)	trade, and/or quality discounts, returns, allowances, in amounts customary in the trade and actually given;

(b)	import, export, excise, sales or use taxes, value added taxes and other taxes, tariffs or duties to the extent such items are included in the gross invoice price and actually paid;

(c)	freight, handling, transportation and insurance prepaid or allowed if separately identified in such invoice and actually paid; and

(d)	amounts allowed or credited or retroactive price reductions or rebates and actually given/paid.

Any refund of any of the foregoing amounts (including any reversal of bad debt allowances) previously deducted from Net Sales shall be appropriately credited upon receipt.

The Licensee may, at its option, allocate the above deductions from sales of Licensed Products based upon accruals estimated reasonably and consistent with the Licensee's standard business practices. If the Licensee elects to utilise such accruals, actual deductions will be calculated and, if applicable, a "true-up" made, on an annual basis.

A transfer of a Licensed Product from Licensee to an Affiliate shall not be deemed to be a sale hereunder provided that if a sale of a Licensed Product is to an Affiliate of the Licensee and such Affiliate is the end user of the Licensed Product, then the "amount invoiced" with respect to such sale shall, for the purposes of calculating "Net Sales", be the greater of (a) the actual amount invoiced and (b) the amount which the invoiced amount would have been had such sale of the Licensed Product been to a person at arm's length with the Licensee.

Non-Commercial Use means Academic and Research Purposes and the purposes of Clinical Patient Care. This includes the right for the University to license the Licensed Technology to any of its collaborators in connection with and solely for the University's Academic and Research Purposes; but it does not include the right to commercially exploit the Licensed Technology or grant any license to commercially exploit the Licensed Technology.

Marketing Authorisation means a marketing authorization granted by a regulatory authority such as the Food and Drug Administration or European Medicines Agency necessary to Market a Licensed Product in a given country

Milestone Triggering Event means any one of an Investment Event, an Acquisition Event, a Partnering Event, or a Multiple Partnering Event.

Multiple Partnering Event means in respect of each Field separately, the Licensee receiving income totalling [***] or more from third party partnering arrangements relating to the Licensed Technology.

Partnering Event means the Licensee enters into a partnering arrangement with a third party and the company valuation at that time, as assessed by a third party valuation expert, is greater than or equal to [***].

Past Patent Costs means the past patent costs set out in Schedule 2.

Project means the projects referred to in BACKGROUND.

Quarter means each period of three calendar months during a Licence Year with the first Quarter commencing on the first day of each Licence Year.

Royalty Rate means the royalty rate or rates set out in Schedule 2 on Net Sales of Licensed Products for, as applicable, influenza, cancer, varicella zoster and MERS.

Royalty Report means the report to be prepared by the Licensee under clause 11.2.

Signing Fee means the signing fee set out in Schedule 2.

Sub-licensing Royalty Rate means the sub-licensing royalty rate set out in Schedule 2.

Territory means the territory or territories set out in Schedule 2, excluding any territory or territories removed through the operation of clause 6.5.

University means the Chancellor, Masters and Scholars of the University of Oxford whose administrative offices are at the University Offices, Wellington Square, Oxford OX1 2JD.

Valid Claim means a granted or currently pending claim included in the Applications that has not expired nor been held permanently revoked, unpatentable, invalid or unenforceable by a court or tribunal of competent jurisdiction in a final and non-appealable judgment; nor been rendered unenforceable through disclaimer or otherwise abandoned.

Schedule 2

Application 1:	[***]

Application 2:	[***]

Application 3:	[***]

Application 4:	[***]

Clinical Data:	[***]

Materials:	[***]

Master Seedbank	Volume
[***]	[***]
[***]	[***]
[***]	[***]
Non-GMP stocks	Volume
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Inventor:
Application 1: [***] Application 2: [***] Application 3: [***] Application 4: [***]
Territory (clause 2.1):	Worldwide

Field (clause 2.1):	Influenza vaccines for humans, cancer vaccines for humans including therapeutic and prophylactic applications, Varicella zoster vaccines for humans, MERS vaccines

ChAdOx1 Excluded Fields (clause 2.1):	Malaria, tuberculosis, HIV, Neisseria meningitidis, human papilloma virus, hepatitis C virus, hepatitis B virus, Rift Valley Fever, dengue virus, Staphylococcus aureus, Ebola virus, Chagas disease, Chikungunya virus, pneumococcal disease, Marburg virus disease, Lassa fever, respiratory syncytial virus, Crimean-Congo haemorrhagic fever, severe acute respiratory syndrome (SARS), Hendra virus, Nipah virus, West Nile virus, Venezuelan equine encephalitis virus, Hanta Virus.

ChAdOx2 Excluded Fields (clause 2.1):	Therapeutic vaccines for Crohn's disease and vaccines against rabies virus.

Past Patent Costs (clause 6.1):	[***]

Signing Fee (clause 9.1):	£100,000

Royalty Rate (clause 9.2):	[***]

Minimum Sum (clause 9.4):	Licence Year	Minimum Sum
	5	[***]
	6	[***]
	7 and each year thereafter	[***]

Fee Income Royalty Rate (clause 9.5):

[***]       where the sublicensing or partnering arrangement takes place during the first three Licence Years.

[***]       where the sublicensing or partnering arrangement takes place after the third Licence Year.

Sub-Licensing Royalty Rate (clause 9.6):	[***] where the Licensee enters into the sublicensing agreement during the first three Licence Years. [***] where the Licensee enters into the sublicensing agreement after the third Licence Year.

Milestone and Milestone Fee (clause 9.9):

1)       first Licensed Product for influenza:

Milestone	Milestone Fee
Successful completion of Phase lib trial	[***]
Initiation of phase III clinical trial	[***]
Marketing Authorisation and pricing and reimbursement approval first major territory	[***]
Marketing Authorisation and pricing and reimbursement approval second major territory	[***]
First calendar year in which annual Net Sales of Licensed Product exceed [***]	[***]

2)       second Licensed Product for influenza:

Milestone	Milestone Fee
Successful completion of Phase lib trial	[***]
Initiation of phase III clinical trial	[***]
Marketing Authorisation and pricing and reimbursement approval first major territory	[***]
Marketing Authorisation and pricing and reimbursement approval second major territory	[***]
First calendar year in which annual Net Sales of Licensed Product exceed [***]	[***]

3)       first Licensed Product for cancer:

Milestone	Milestone Fee
Successful completion of Phase lib trial	[***]
Initiation of phase III clinical trial	[***]
Marketing Authorisation and pricing and reimbursement approval first major territory	[***]
Marketing Authorisation and pricing and reimbursement approval second major territory	[***]
First calendar year in which annual Net Sales of Licensed Product exceed [***]	[***]

4)       second Licensed Product for cancer:

Milestone	Milestone Fee
Successful completion of Phase II trial	[***]
Initiation of phase III clinical trial	[***]
Marketing Authorisation and pricing and reimbursement approval first major territory	[***]
Marketing Authorisation and pricing and reimbursement approval second major territory	[***]
First calendar year in which annual Net Sales of Licensed Product exceed [***]	[***]

5)       first Licensed Product for varicella zoster:

Milestone	Milestone Fee
Successful completion of Phase II trial	[***]
Initiation of phase III clinical trial	[***]
Marketing Authorisation and pricing and reimbursement approval first major territory	[***]
Marketing Authorisation and pricing and reimbursement approval second major territory	[***]
First calendar year in which annual Net Sales of Licensed Product exceed [***]	[***]

6)       first Licensed Product for MERS:

Milestone	Milestone Fee
Successful completion of first efficacy trial in camels	[***]
Successful completion of Phase II trial	[***]
Initiation of phase III clinical trial	[***]
First Marketing Authorisation for camels	[***]
First Marketing Authorisation and pricing and reimbursement approval for humans	[***]
First calendar year in which annual Net Sales of Licensed Product exceed [***]	[***]

For the purposes of these Milestones:

"Successful completion" of trials means the trial meets it primary endpoints and that the results justify commercial and scientific progression to the next stage of trial.

"Initiation" of new trials means the first administration of the trial drug in the first study subject recruited in accordance with the approved study protocol.

Licensee's Contact and Address (clause 14.6):

Contact	Dr Andrew Mclean
Address	Oxford Sciences Innovation The Weston Library Broad Street Oxford OX1 3BG
Email	[***]

Schedule 3

Vaccitech Outline Clinical Development Plan

[***]

Schedule 4

DEED OF COVENANT

Isis Innovation Limited
University Offices,
Wellington Square,
Oxford OX1 2JD,
England

Date: [insert date]

Dear Sirs,

Sub-Licence between Vaccitech Limited ("Vaccitech") and [insert details of Sub-Licensee] dated [insert date] (the "Sub-Licence")

As part consideration for the grant of a sub-licence from Vaccitech to use [insert details of licensed technology] (the "Licensed Technology"), the Sub-Licensee hereby covenant to Isis Innovation Limited (Isis) and Isis covenant with the Sub-Licensee that:

1.	should the head licence between Vaccitech and Isis be terminated for whatever reason, Isis and the Sub-Licensee shall enter into a direct licence containing the same obligations and liabilities as set forth in the Sub-Licence and the Sub-Licensee will pay all due and payable under the Sub-Licence to Isis;

2.	should the Sub-Licensee wish to further sub-licence the Licensed Technology where Isis has consented to the Sub-Licence including the right to do so, it shall procure that any sub-sub-licensee enters into a Deed of Covenant with Isis in a form substantially similar to this Deed of Covenant;

3.	Isis shall have the right, during the term of the Sub-Licence, through an independent certified accountant appointed by Isis (the "Auditor"), to audit all accounts on at least [***] written notice no more than once each calendar year for the purpose of determining the accuracy of the royalty reports and payments. The Auditor shall be:

a.	permitted to enter the principal place of business of the Sub-Licensee upon reasonable notice to inspect such records and accounts;

b.	entitled to take copies of or extracts from such records and accounts;

c.	given all other information by the Sub-Licensee as may be necessary or appropriate to enable the amount of royalties payable to be ascertained including the provision of relevant records; and

d.	shall be allowed access to and permitted to conduct interviews of any sales, engineering or other staff of the Sub-Licensee in order to verify the accuracy of the records and accounts and the accuracy of any royalty statements provided to Vaccitech.

If on any such audit a shortfall in payments of greater than five percent (5%) is discovered by the Auditor in respect of the audit period, the Sub-Licensee shall pay the audit costs of Isis.

SIGNED AS A DEED by
[Insert details of Sub-Licensee] in the presence of:-

Signature of Witness:

Name of Witness:
Address:

SIGNED AS A DEED by
ISIS INNOVATION LIMITED in the presence of:-

Signature of Witness:

Name of Witness:
Address:

AS WITNESS this agreement has been signed by the duly authorised representatives of the parties.

SIGNED for and on behalf of ISIS INNOVATION LIMITED:		SIGNED for and on behalf of VACCITECH LIMITED

Name:	Linda Naylor	Name:	Andrew McLean

Position:	Managing Director, Isis Innovation Ltd	Position:	Director

Signature:	/s/ Linda Naylor	Signature:	/s/ Andrew McLean

Date:		Date:

Letter of Variation

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

Bill Enright
Vaccitech Limited
The Schrodinger Building
Heatley Road
The Oxford Science Park
Oxford
0X4 4GE

14th January 2019

Dear Bill,

OUI project numbers [***]

Amendment to the Licence of Technology between Oxford University Innovation Limited (previously registered as Isis Innovation Limited) (“OUI”) and Vaccitech Limited (“the Licensee”) dated 4th March 2016 (“the Licence Agreement”).

This letter (“Letter”) records an amendment to the Licence Agreement that OUI and the Licensee wish to extend the permitted field of use for the ChAdOx2 vector, make clarifications to the Field and to add the details of more recently filed patent applications to which the Licensee has rights under the Licence Agreement.

Defined terms used in this letter (unless stated to the contrary) have the same meaning as given to them in the Licence Agreement.

Amendment to the Licence Agreement

Accordingly, it is agreed as follows:

1.     Clause 2.1.1(d) shall be replaced in its entirety with the following:

(d)	In relation to the use of the ChAdOx2 vector under Application 5, exclusive in the fields of i) vaccines encoding peptide sequences derived from the 5T4 oncofetal antigen, ii) personalised cancer vaccines, iii) vaccines for human papillomavirus (HPV) associated diseases including cancer, iv) vaccines encoding peptide sequences derived from the melanoma-associated antigen (MAGE-3) and/or New York oesophageal squamous cell carcinoma 1 (NYESO-1) cancer-testis antigen and nonexclusive in all other fields with the exclusion of all veterinary applications (apart from MERS) and the ChAdOx2 Excluded Fields.

2.     The definition of Field in Schedule 2 shall be replaced in its entirety with the following:

Field (clause 2.1):	Influenza vaccines for humans, therapeutic and prophylactic cancer vaccines for humans including those associated with or resulting from viral infections, Varicella zoster vaccines for humans, MERS vaccines.

Letter of Variation

3.	The definition of ChAdOx1 Excluded Fields shall be amended such that it reads:

ChAdOx1 Excluded Fields (clause 2.1):    Malaria, tuberculosis, HIV, Neisseria meningitidis, human papilloma virus infections other than those that cause or otherwise involve cancer, hepatitis C virus, hepatitis B virus, Rift Valley Fever, dengue virus, Staphylococcus aureus, Ebola virus, Chagas disease, Chikungunya virus, pneumococcal disease, Marburg virus disease, Lassa fever, respiratory syncytial virus, Crimean-Congo haemorrhagic fever, severe acute respiratory syndrome (SARS), Hendra virus, Nipah virus, West Nile virus, Venezuelan equine encephalitis virus, Hanta Virus.

4.	The definition of ChAdOx2 Excluded Fields shall be amended such that it reads:

ChAdOx2 Excluded Fields (clause 2.1):     Therapeutic vaccines for Crohn’s disease, vaccines against rabies virus, and vaccines containing antigenic sequences derived from Mycobacterium avium subspecies paratuberculosis (MAP) for use in humans and animals for the treatment and prevention of diseases associated with MAP infection including but not limited to Crohn’s Disease, Psoriasis, Multiple Sclerosis, Parkinson’s Disease, Alzheimer’s Disease, Amyotrophic Lateral Sclerosis and Idiopathic Pulmonary Fibrosis.

5.	The definition of Application 4 in Schedule 2 shall be replaced in its entirety with the following:

Application 4:                                                [***].

6.	The following new definition for Applications 5:

Application 5:                                                [***].

7.	Our respective rights and liabilities under the Licence Agreement which have accrued up to the effective date of this Letter will remain unaffected other than as may be expressly stated in this letter.

8.	This Letter is supplemental to the Licence Agreement except as specifically amended by this letter the Licence Agreement shall continue in full force and effect in accordance with its terms.

9.	This letter is governed by English Law and the parties submit to the exclusive jurisdiction of the English Courts for the resolution of dispute which may arise out of or in connection with this agreement except in relation to any action in relation to Intellectual Property Rights or Confidential Information which may be sought in any court of competent jurisdiction.

Letter of Variation

Please countersign and date a copy of this letter and return to me to Indicate agreement to the variations to the License Agreement as set out in this letter. If we have not yet signed the letter, we will do so and return a fully executed copy to you after receiving your signed copy.

Signed for and on behalf of Oxford University Innovation Limited

/s/ Paul Ashley

Position:	Head of Technology Transfer	Dated:	23 January 2020

I, PRINT NAME: acting for and on behalf of

Vaccitech Limited hereby agree to the contents of this letter.

Signed:	/s/ William Enright	Dated:	28 January 2020

Position:	CEO

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

Confidential

DATED	29 April 2020
(1) Oxford University Innovation Limited

- and -

(2) Vaccitech Limited

Amendment, Assignment and Revenue Share Agreement Concerning SARS-CoV2
Bristows LLP 100 Victoria Embankment London EC4Y ODH

Confidential

THIS AGREEMENT is made the 29th day of April 2020

BETWEEN:-

(1)	Oxford University Innovation Limited, a company incorporated under the laws of England and Wales under company registration number 02199542, whose registered office is at University Offices, Wellington Square, Oxford, 0X1 2JD (“OUI”); and

(2)	Vaccitech Limited, a company incorporated under the laws of England and Wales under company registration number 09973585, whose registered office is at The Schrodinger Building 2nd Floor, Heatley Road, Oxford Science Park, Oxford, Oxfordshire, England, 0X4 4GE (“Vaccitech”).

BACKGROUND:

(A)	OUI and Vaccitech entered into a Licence of Technology dated 4 March 2016, as amended by a letter variation dated 14 January 2019 (the “Licence Agreement”).

(B)	Under the Licence Agreement, OUI granted Vaccitech a licence to certain vaccine technology, which was exclusive in certain fields and non-exclusive in other fields. Vaccitech’s non-exclusive licence includes a licence under certain OUI patent rights to use the ChAdOx1 and ChAdOx2 vectors and the adenovirus long promoter’ in the field of SARS-CoV2.

(C)	In response to the global COVID-19 pandemic, Oxford University is currently conducting a Phase I clinical trial of a vaccine based on the ChAdOx1 vector.

(D)	The vaccine is the subject of the Patent Application (as defined below). Vaccitech and OUI jointly own me rights io the Patent Application.

(E)	In order to enable the vaccine to be quickly manufactured at scale and distributed to meet global demand, the resources and expertise of one or more global pharmaceutical companies will be required

(F)	In order to vest all intellectual property rights in the vaccine in OUI, the Parties have agreed to: (a) amend the Licence Agreement; and (b) assign all of Vaccitech’s rights in the Patent Application and the Other Vaccine IPRs to OUI, in each case in accordance with the provisions of this Agreement. In return, the Parties have agreed to provide Vaccitech with a share of revenue that OUI receives in connection with the commercialisation of the Vaccine in accordance with the provisions of this Agreement

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

In this Agreement, the following words and expressions shall have the following meanings -

1.1	“Adenovirus Long Promoter”	the promoter that is claimed in international patent application number [***];
1.2	“Affiliate*	in relation to Vaccitech (the “subject”), any other entity that at the date of this Agreement (i) directly or indirectly controls, is controlled by, or is under common control with the subject. In the case of entities having stocks, shares or a similar ownership designation “control” and ‘‘controlled” means beneficial ownership of more than fifty percent of the voting stock, shares or similar ownership designation. In the case of any other entity, “control’ and “controlled’’ shall exist through the ability to directly or indirectly control the management and/or business of the other entity. In this provision “entity” means any individual, firm, company, corporation or other corporate body or legal entity, or any joint venture, association or partnership (whether or not having a separate legal personality);

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1.3	“ChAdOx1 Vector”	the DNA sequence of the AdY25 simian adenovirus with the E1 and E3 regions both deleted, and E4 Orf 4, 6, 6/7 replaced with the corresponding regions from AdHu5, or any other vector that is claimed in international patent application number [***];
1.4	“ChAdOx2 Vector”	[***], or any other vector that is claimed in international patent application number [***];
1.5	“Intellectual Property Rights”	patents, petty patents, utility models, any extensions of the exclusivity granted in connection with the foregoing, registered, designs, trademarks, service marks, applications for any of the foregoing (including continuations, continuations-in-part and divisional applications), the right to claim priority from, the right to apply for and be granted any of the foregoing, rights in inventions, trade names, business names, brand names, get-up, logos, domain names, URLs, copyrights, design rights, database rights, publication rights, performance rights, rights in know-how, trade secrets and confidential information and all other forms of intellectual property right which may exist anywhere in the world;
1.6	“Other Vaccine IPRs”

all Intellectual Property Rights owned solely (or jointly with OUI) by Vaccitech or Vaccitech’s Affiliates:

(a)   that exist as at the date of this Agreement and that relate solely to the Vaccine and/or solely to manufacture of the Vaccine, (including those Intellectual Property Rights that were developed or generated by [***] in the course of her work on the Vaccine, to the extent that the same relate solely to the Vaccine and/or solely to manufacture of the Vaccine);

(b)   that arise after the date of this Agreement and that relate solely to the Vaccine or solely to manufacture of the Vaccine; or

(c)   that relate solely to any variations, improvements, enhancements or modifications to the Vaccine;

in each case, provided that such Intellectual Property Rights do not relate to any other product or the manufacture of any other product; and excluding the Patent Application and the inventions disclosed in the Patent Application;

1.7	“Patent Application”	patent application number [***]; and
1.8	“Vaccine”	any ChAdOx1 Vector-based or ChAdOx2 Vector-based vaccine that is described and/or covered by a claim of the Patent Application document as filed on 13 March 2020.

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2.	AMENDMENT OF LICENCE AGREEMENT

2.1	The Licence Agreement shall be amended as follows with effect from the date of this Agreement

2.1.1	The definition of ChAdOx1 Excluded Fields shall be amended by adding “and SARS-CoV2” to the end of the definition, so that it reads:

ChAdOx1 Excluded Fields (clause 2.1)	Malaria, tuberculosis, HIV, Neisseria meningitidis, human papilloma virus infections other than those that cause or otherwise involve cancer, hepatitis C virus, hepatitis B virus, Rift Valley Fever, dengue virus, Staphylococcus aureus, Ebola virus, Chagas disease, Chikungunya virus, pneumococcal disease, Marburg virus disease, Lassa fever, respiratory syncytial virus, Crimean-Congo haemorrhagic fever, severe acute respiratory syndrome (SARS), Hendra virus, Nipah virus, West Nile virus, Venezuelan equine encephalitis virus, Hanta Virus, and SARS-CoV2

2.1.2	The definition of ChAdOx2 Excluded Fields shall be amended by adding “vaccines against SARS-CoV2,” into the definition after the words “rabies virus,”, so that it reads:

ChAdOx2 Excluded Fields (clause 2.1)	Therapeutic vaccines for Crohn’s disease, vaccines against rabies virus, vaccines against SARS-CoV2, and vaccines containing antigenic sequences derived from Mycobacterium avium subspecies paratuberculosis (MAP) for use in humans and animals for the treatment and prevention of diseases associated with MAP infection including but- not limited to Crohn’s Disease, Psoriasis, Multiple Sclerosis, Parkinson’s Disease, Alzheimer’s Disease, Amyotrophic Lateral Sclerosis and Idiopathic Pulmonary Fibrosis.

2.1.3	Clause 2.1.1(a) of the Licence Agreement shall be amended by adding the word “both” just after the word ‘excluding’ and also adding the words “and SARS-CoV2” to the end of the definition, so that it reads:

(a)	in relation to Applications 1 and 2 (i) exclusive in the Field and (ii) non-exclusive in all other fields excluding both veterinary applications (apart from MERS) and SARS- CoV2;

2.2	For the avoidance of doubt, from the date of this Agreement, Vaccitech shall (i) no longer be entitled to use the ChAdOx1 Vector, the ChAdOx2 Vector or the Adenovirus Long Promoter in the SARS-CoV2 field, and (ii) cease (or procure the cessation, as the case may be) immediately of any work that may be ongoing using the ChAdOx1 Vector, the ChAdOx2 Vector and/or the Adenovirus Long Promoter in the SARS-CoV2 field; pursuant to the Licence Agreement (in any such case, whether by itself, its Affiliates or in conjunction with any third party)

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3.	ASSIGNMENT

3.1	Vaccitech and OUI, as joint owners, hereby irrevocably, unconditionally and absolutely assign to OUI as sole owner, all right, title and interest it may have in and to the Patent Application, and in and to any and all inventions disclosed in the Patent Application, including

3.1.1	the right to claim priority from the Patent Application and to prosecute and obtain the grant of a patent;

3.1.2	the right to file divisional applications based on the Patent Application and to prosecute and obtain the grant of patent on each and any such divisional application;

3.1.3	in respect of each and any invention disclosed in the Patent Application, the right to file applications, claim priority from such applications, and prosecute and obtain the grant of patent or similar protection in or in respect of any country or territory in the world;

3.1.4	the absolute entitlement to any patents granted pursuant to the Patent Applications or any of the applications set out in Clause 3.1, 33.1.3; and

3.1.5	the right to bring, make, oppose, defend, and appeal proceedings, claims or actions and obtain relief (and to retain any damages recovered) in respect of any infringement, or any other cause of action arising from ownership, of the Patent Application or any of the applications set out in Clause 3.1.3 or any patents granted on the foregoing, whether occurring before on or after the date of this Agreement.

3.2	Vaccitech hereby irrevocably, unconditionally and absolutely assigns into the sole name of OUI all its right, title and interest in and to the Other Vaccine IPRs that exist as at the date of this Agreement, with the right to sue for damages and other relief for past infringement of any of the Other Vaccine IPRs that exist as at the date of this Agreement. To the extent that it is not legally possible to assign Other Vaccine IPRs which have not yet been created, Vaccitech shall hold such Other Vaccine IPRs on trust for the sole benefit of OUI and, to the extent not restricted by law or any agreement with any third party, assign them to OUI as and when requested by OUI pursuant to Clause 4, provided that to the extent that any third party has any right or interest in the same upon their creation, such holding on trust and assignment shall be subject to such right or interest of such third party.

4.	FURTHER ASSURANCE

At OUI’s expense, Vaccitech shall, and shall procure its employees, its Affiliates, and the employees of its Affiliates shall, promptly execute such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this Agreement and its subject matter. Without limiting the foregoing, this includes Vaccitech assisting OUI (at OUI’s expense) in obtaining, defending and enforcing any rights arising out of or comprised within the Patent Application and/or the Other Vaccine IPRs, and assisting with any other proceedings which may be brought by or against OUI, against or by any third party relating to the rights assigned by this Agreement.

5.	WARRANTIES

5.1	Each Party hereby warrants to the other that it has the full capacity and authority to enter into and perform this Agreement, and that doing so will not put it in breach of any contract or other arrangement with any third party.

5.2	Vaccitech hereby warrants to OUI as at the date of this Agreement that

5.2.1	it has the right to make the assignments set out in Clause 3, free from all third party rights (other than potential third party rights in Other Vaccine IPRs arising after the date of this Agreement):

5.2.2	2 2 it has not assigned or licensed, or agreed to assign or license, any of its rights in the Patent Application or the Other Vaccine IPRs existing as at the date of this Agreement to any third party, or otherwise created any encumbrance over the same:

5.2.3	[***] was its employee at the time of her work on the Vaccine, carrying out her duties in the course of her employment with Vaccitech: and

5.2.4	so far as it is aware, no third party has any right, title or interest in or to the Patent Application or the Other Vaccine IPRs existing as at the date of this Agreement.

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6.	REVENUE SHARE

6.1	In consideration for the amendments to the Licence Agreement set out in Clause 2 and the assignment in Clause 3, the Parties agree the revenue sharing arrangements set out in Schedule 1.

7.	GENERAL

Interpretation

7.1	In this Agreement the headings are for convenience only and shall not affect the interpretation of this Agreement. Unless otherwise stated, all references to Clauses or Schedules are references to Clauses or schedules of this Agreement.

7.2	The Schedules attached to this Agreement shall form part of this Agreement.

7.3	References to Clauses and Schedules are to the clauses and schedules of this Agreement.

7.4	Any words following the terms “including”, “include”, “in particular”, “for example” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, phrase or term preceding those terms Severability.

7.5	If any provision of this Agreement is declared by any judicial or other competent authority to be void, voidable, illegal or otherwise unenforceable then the remaining provisions of this Agreement shall continue in full force and effect The judicial or other competent authority making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision, and/or delete specific words or phrases as necessary to render such provision enforceable.

Waiver

7.6	Failure or delay by a Party to exercise any right or remedy under this Agreement shall not be deemed to be a waiver of that right or remedy, or prevent that Party from exercising that or any other right or remedy on that occasion or on any other occasion.

Entire Agreement and Amendments

7.7	This Agreement constitutes the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersedes all prior oral or written agreements, representations, understandings or arrangements between the Parties relating to the subject matter of this Agreement.

7.8	The Parties acknowledge that in entering into this Agreement they do not rely on any statement, representation (including any negligent misrepresentation but excluding any fraudulent misrepresentation), warranty, course of dealing, custom or understanding except for the warranties expressly set out in this Agreement.

7.9	No change shall be made to this Agreement except in writing signed by the duly authorised representatives of all Parties.

Confidentiality and Publicity

7.10	OUI and Vaccitech shall agree wording for a press release that refers to Vaccitech and its role in the development of the Vaccine, and OUI shall include such agreed wording in each press release that it issues in relation to the grant of any of its rights in the Vaccine to any third party and in any subsequent press release relating or referring to development of the Vaccine.

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7.11	No Party shall disclose any information concerning this Agreement (including its existence, its provisions, or disputes relating to it) to any third party provided that a Party may disclose:-

7.11.1      any press releases agreed by the Parties and the information contained therein, and

7.11.2      information concerning this Agreement:

(a)           to its legal advisers, auditors and/or regulators,

(b)           to the extent required by law;

(c)           as necessary to enforce this Agreement; *

(d)           in the case of OUI, to Oxford University;

(e)           in the case of OUI, to licensees and potential licensees of OUI’s rights to the Vaccine, save that OUI shall not disclose any information in Schedule 1 to such licensees or potential licensees; and/or

(f)            in the case of OUI, as necessary or desirable for the purposes of registering its rights with applicable patent offices and other governmental authorities.

Third Party Rights

7.12	The Contracts (Rights of Third Parties) Act 1999 shall not apply in relation to this Agreement and nothing in this Agreement shall confer on any third party the right to enforce any provision of this Agreement.

Law and Jurisdiction

7.13	English law shall govern this Agreement including the formation, validity, interpretation, performance and any non-contractual causes of action arising out of or in connection with this Agreement.

7.14	The Parties submit irrevocably to the exclusive jurisdiction of the English courts in relation to any dispute arising out of or in connection with this Agreement.

Counterparts

7.15	This Agreement may be executed by exchange of signed counterparts (including those signed by way of electronic signature) as attachments to emails. Each counterpart that has been executed and delivered by a Party shall constitute an original of this Agreement, but all the counterparts shall together constitute the same agreement. If this Agreement is executed in counterparts, it shall not be effective unless and until each Party has executed and delivered a counterpart to the other Party.

Assignment

7.16	OUI may not assign or otherwise transfer any or its rights or obligations under this Agreement and may not assign its rights in respect of the Other Vaccine IPRs, the Patent Application or any inventions disclosed in the Patent Application, in each case without the prior written consent of Vaccitech, which may only be withheld where Vaccitech (acting reasonably) is not satisfied that its rights and entitlement under this Agreement is secured. Vaccitech may assign or transfer to any third party its rights to receive payments under this Agreement.

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Schedule 1

Revenue Sharing Arrangements

In addition to the definitions set out elsewhere in this Agreement, in this Schedule the following words and expressions shall have the following meanings:-

“Applicable Receipts”	means Net Receipts less OUI’s administrative fee of [***]
“Net Receipts”

means any and all payments and the value of all non-monetary consideration actually received by OUI with respect to any Relevant Vaccine IP under all Vaccine Licensing Agreements, excluding:

(a)       value added tax or other taxes paid to OUI; and

(b)       any payments received by OUI for reimbursement of GUI’s actual costs or expenses in connection with the drafting, filing, prosecution and maintenance of the Patent Application;

“Relevant Vaccine IP”

means:

(a)       the Patent Application or any other patent application claiming any invention described or claimed in the Patent Application;

(b)       the Other Vaccine IPRs; and/or

(c)       any right under the Licensed Technology (as defined in the Licence Agreement) to use the ChAdOx1 Vector, ChAdOx2 Vector and/or the Adenovirus Long Promoter in the SARS-COV2 field;

“Reporting Period”	means each three (3) month period ending on the last day March, June, September and December; and
“Vaccine Licensing Agreement”	means any agreement between OUI and a third party under which OUI grants such third party any rights under the Relevant Vaccine IP (including any option) to research, develop, make, have made, use, offer for sale, sell, have sold, import or export a Vaccine

1.	OUI shall not grant to any third party any rights in respect of the Relevant Vaccine IP in consideration for any non-monetary consideration, without the prior written consent of Vaccitech, which consent shall be subject to the Parties reaching agreement as to the monetary value of such non-monetary consideration for the purposes of calculation and payment to Vaccitech of the royalty under this Agreement

Payment Obligation

2.	OUI shall pay to Vaccitech twenty four per cent (24%) of all Applicable Receipts in each Reporting Period

3.	Within [***] after the end of each Reporting Period, OUI shall provide to Vaccitech a report setting out the Net Receipts received by OUI under all Vaccine Licensing Agreements upon which OUI is required to make payments to Vaccitech pursuant to paragraph 1 above (a “Revenue Report”).

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4.	Within [***] after the date OUl issues a Revenue Report and, provided Vaccitech issues OUl with a valid invoice (if requested at the time of the delivery of the Revenue Report by OUl), OUl shall pay the applicable payments due under paragraph-1- above on the Net Receipts which are the subject of such Revenue Report.

Payment Terms

5.	All sums due to Vaccitech under this Agreement shall be paid in British pounds sterling, or such other currency as may be agreed in writing by the Parties from time to time, to such bank account as specified by Vaccitech from time to time Where Net Receipts are received in a currency other than British pounds sterling OUl shall convert the same to British pounds sterling in accordance with its standard procedures and provide to Vaccitech details of the currency conversion used.

6.	If any payment is not paid by the due date, Vaccitech may charge interest on any outstanding amount of such payment on a daily basis at a rate equivalent to [***] per annum above the base rate of the Bank of England then in force in London.

7.	OUl shall make all payments to Vaccitech under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law. Any tax required to be withheld on amounts payable under this Agreement will be paid by OUl to the appropriate governmental authority, and OUl will furnish Vaccitech with proof of payment of such tax.

8.	Vaccitech may, upon written notice to OUl, appoint an independent accountant for the purpose of verifying the accuracy of the Revenue Report OUl shall make all relevant records available for inspection by such independent accountant during regular business hours upon reasonable advance notice from Vaccitech. Before beginning their audit, the independent accountant shall execute an undertaking to OUl to keep confidential all information reviewed during such audit provided that the conclusions of the audit and any payments owed may be disclosed to Vaccitech. If the audit reveals an underpayment by OUl, the underpaid amount along with any interest thereon shall be settled within [***] of the issue of the final report. If the audit reveals an underpayment by OUl of more than [***] in aggregate in respect of any period of 4 consecutive Reporting Periods, OUl shall pay the accountant’s fees in respect of that audit.

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Confidential

AGREED by the Parties through their duly authorised representatives on the date written at the start of this Agreement-

For and on behalf of Oxford University Innovation Limited:-	For and on behalf of Vaccitech Limited:-

Signed	/s/ Matthew Perkins	Signed	/s/ William Enright

Full Name	Matthew Perkins	Full Name	William Enright

Title	CEO	Title	CEO

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